UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

April 27, 2012 (April 24, 2012)

BREITBURN ENERGY PARTNERS L.P.

(Exact name of Registrant as specified in its charter)

Delaware	001-33055	74-3169953
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

515 South Flower Street, Suite 4800

Los Angeles, CA 90071

(Address of principal executive office)

(213) 225-5900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Purchase and Sale Agreement

BreitBurn Operating L.P. (“BreitBurn Operating”), a wholly owned subsidiary of BreitBurn Energy Partners L.P. (the “Partnership”), entered into a Purchase and Sale Agreement dated April 24, 2012 (the “Purchase Agreement”) with Legacy Energy, Inc. (the “Seller”), a wholly-owned subsidiary of NiMin Energy Corp. (“NiMin”), and NiMin.  Under the terms of the Purchase Agreement, BreitBurn Operating agreed to acquire certain oil assets (the “NiMin Assets”) from the Seller in exchange for $98,050,000 in cash, subject to customary purchase price adjustments (the “NiMin Acquisition”).  The NiMin Acquisition is expected to close within 90 days.

 The NiMin Assets to be acquired by BreitBurn Operating under the Purchase Agreement consist of oil properties, which are located in Park County in the Big Horn Basin of Wyoming.  In March 2012, average daily production from the properties was approximately 600 Boe/day.

The Purchase Agreement contains customary representations and warranties and covenants by each of the parties.  Among other things, during the interim period between the execution of the Purchase Agreement and closing of the NiMin Acquisition, the Seller has agreed to operate and maintain the assets in the regular and ordinary manner and not to engage in certain types of activities and transactions, subject to certain exceptions.  The Purchase Agreement provides that the NiMin Acquisition will close on the third business day after the conditions to closing have been satisfied or such other time as is mutually agreed upon by the parties.  Closing of the transactions contemplated by the Purchase Agreement is conditioned upon, among other things: the approval of the shareholders of NiMin and delivery of all other items required by the Purchase Agreement.

In early April, the borrowing base under the Partnership’s bank credit facility was increased from $788 million to $850 million, and there is currently $78 million in debt outstanding under the facility. Initially, the Partnership intends to fund the consideration for the NiMin Acquisition with borrowings under the Partnership’s bank credit facility. On April 25, 2012, the Partnership entered into a swaption contract that provides an option to hedge a total of 510,168 barrels of future crude oil production associated with the NiMin Acquisition at current market prices, ranging from $104.80 per barrel in 2012 to $88.45 per barrel in 2017. This swaption contract has an option expiry and exercise date of July 31, 2012.

The foregoing description of the rights and obligations of BreitBurn Operating, the Seller and NiMin under the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 1.01.

Item 7.01. Regulation FD Disclosure.

On April 25, 2012, the Partnership issued a press release announcing the execution of an agreement to acquire oil assets from the Seller, a wholly-owned subsidiary of NiMin.  A copy of the press release is furnished and attached as Exhibit 99.1 hereto and is incorporated herein solely for the purposes of this Item 7.01disclosure.

The information set forth in this Current Report on Form 8-K provided under Item 7.01 and in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, unless the Partnership specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1*  Purchase and Sale Agreement, dated April 24, 2012, among Legacy Energy, Inc., NiMin Energy Corp. and BreitBurn Operating L.P.

99.1   BreitBurn Energy Partners L.P. press release dated April 25, 2012 announcing acquisition agreement.

* The schedules to this agreement have been omitted from this filing pursuant to Item 601(b) (2) of Regulation S-K. The Partnership will furnish copies of such schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BREITBURN ENERGY PARTNERS L.P.

	By:	BREITBURN GP, LLC,
its general partner

Dated: April 27, 2012	By:	/s/Gregory C. Brown
Gregory C. Brown
General Counsel and Executive Vice President

EXHIBIT INDEX

Exhibit No.	Document

10.1*	Purchase and Sale Agreement, dated April 24, 2012, among Legacy Energy, Inc., NiMin Energy Corp. and BreitBurn Operating L.P.

99.1	BreitBurn Energy Partners L.P. press release dated April 25, 2012 announcing acquisition agreement.

* The schedules to this agreement have been omitted from this filing pursuant to Item 601(b) (2) of Regulation S-K. The Partnership will furnish copies of such schedules to the Securities and Exchange Commission upon request.